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        EX-23.2

             CONSENT OF KPMG LLP

                   INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Cyberian Outpost, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Cyberian Outpost, Inc., for the registration of 900,000 shares of Common Stock for the Cyberian Outpost, Inc., 1998 Employee, Director and Consultant Stock Plan, of our reports dated March 17, 2000, relating to the balance sheets of Cyberian Outpost, Inc., as of February 29, 2000 and February 28, 1999, and the related statements of operations, redeemable preferred stock and changes in stockholders' equity, and cash flows for each of the years in the three-year period ended February 29, 2000, and related schedule, which reports appear in the February 29, 2000 annual report on Form 10-K of Cyberian Outpost, Inc.

                                                          /s/ KPMG LLP
Providence, Rhode Island
January 11, 2001